Mooney Named New President CEO of Energy Services of America

At a special Board of Directors' meeting held August 27, 2012 the board named Harley Mooney as the new CEO of Energy Services of America. Mooney, a retired U.S. Army Brigadier General and a former Superintendent of the West Virginia State Police, serves as a director of the Bank of Ironton and The First Bank of Charleston.

Marshall T. Reynolds, Chairman of the Board of Directors for Energy Services of America, stated, “We (Energy Services of America) are very lucky to have arranged for the services of General Mooney at this time. He brings to our company a wealth of successful experience in both the public and private sector.”  Mooney assumes the duties of the former President/CEO Edsel R. Burns, who has resigned.